FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 7, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Lisewo-1 Discovery Details

Salt Lake City, March 7, 2011 – FX Energy, Inc. (Nasdaq: FXEN) today released details from the Lisewo-1 discovery well, a Rotliegend structural trap in the Fences concession in west central Poland.  The well flowed at an initial rate of 7.7 million cubic feet per day (mmcf/d) and a calculated maximum open flow of 13.4 mmcf/d.  The initial plateau production rate is forecast to be set at approximately 4.5 to 5.0 mmcf/d once production facilities and pipeline are completed.  Fraccing could increase the initial plateau production rate two to four times, and is under consideration.  The Company’s independent reservoir engineers have assigned the Lisewo-1 well proved reserves of 26 Bcf and most likely (2P or P50) reserves of 36 Bcf, with present values, discounted at 10% annually, of $43 million and $52 million, respectively.  The Polish Oil and Gas Company (PGNiG) is the operator and owns 51%.  FX Energy holds a 49% non-operating interest.

The exploration team has mapped the area around the Lisewo-1 discovery based on well logs and 3-D seismic.  These data show five undrilled satellite structures.  Another structure, much larger and on strike southeast from the Lisewo-1 discovery, is interpreted on 2-D seismic and will be the focus of 3-D seismic acquisition in the second half of this year.

David Pierce, chief executive officer, remarked, “Lisewo-1 is an important discovery for us.  On its own merits the well has very good reserves and production rates.  It is projected to hold its initial production rate for about 10 years in the proved case and about 15 years in the most likely (2P) case.  More importantly, the Lisewo-1 discovery confirms good porosity in the deeper Rotliegend sandstone in the estern portion of the Fences concession.  This is a key driver for plans to drill a number of targets in this area over the next two years.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.